EXHIBIT 2

                         OPINION AND CONSENT OF COUNSEL









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                    Exhibit 2: Opinion and Consent of Counsel

ING LOGO
AMERICAS
US Legal Services

J. Neil McMurdie
Counsel
(860) 723-2229
Fax: (860) 723-2216
McMurdieJN@ING-AFS.com

April 29, 2003                                                      BY EDGARLINK



U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


RE:    ING LIFE INSURANCE AND ANNUITY COMPANY
       VARIABLE LIFE ACCOUNT B
       POST-EFFECTIVE AMENDMENT NO. 16 TO REGISTRATION STATEMENT ON FORM S-6 PROSPECTUS TITLE: AETNAVEST PLUS
       FILE NOS. 33-76018 AND 811-04536


Ladies and Gentlemen:


The undersigned serves as counsel to ING Life Insurance and Annuity Company, a Connecticut life insurance company (the "Company"). It is my understanding that the Company, as depositor, has registered an indefinite amount of securities under the Securities Act of 1933 as provided in Rule 24f-2 under the Investment Company Act of 1940.

In connection with this opinion, I have reviewed, or supervised the review of, the Post-Effective Amendment to the above-referenced Registration Statement on Form S-6. This filing describes the AetnaVest Plus flexible premium variable universal life insurance policies (the "Policies") offered by the Company through its Variable Life Account B (the "Account"). I have also examined, or supervised the examination of, originals or copies, certified or otherwise identified to my satisfaction, of such documents, trust records and other instruments I have deemed necessary or appropriate for the purpose of rendering this opinion. For purposes of such examination, I have assumed the genuineness of all signatures on original documents and the conformity to the original of all copies. On the basis of this examination, it is my opinion that:

1. The Company is a corporation duly organized and validly existing under the laws of the State of Connecticut.
2. The Account is a separate account of the Company duly created and validly existing pursuant to the laws of the State of Connecticut.




Hartford Site                            ING North America Insurance Corporation
151 Farmington Avenue TS31
Hartford, CT 06156-8975

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3. The Policies and the interests in the Account to be issued under the Policies have been duly authorized by the Company.
4. The assets of the Account will be owned by the Company. Under Connecticut law and the provisions of the Policies, the income, gains and losses, whether or not realized from assets allocated to the Account, must be credited to or charged against such Account, without regard to other income, gains or losses of the Company.
5. The Policies provide that assets of the Account may not be charged with liabilities arising out of any other business the Company conducts, except to the extent that assets of the Account exceed its liabilities arising under the Policies.
6. The Policies and the interests in the Account, when issued and delivered in accordance with the Prospectus constituting a part of the Registration Statement and in compliance with applicable local law, will be validly issued and binding obligations of the Company in accordance with their respective terms.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ J. Neil McMurdie
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J. Neil McMurdie